Exhibit 99.1
Stratos International to Report Fiscal 2007 Third Quarter Results on March 1, 2007
CHICAGO, Feb 9 /PRNewswire-FirstCall/ — Stratos International, Inc. (Nasdaq: STLW) will release its third quarter results for the period ending January 27, 2007 on Thursday, March 1, after the market closes. Following the release, the Company will host a live audio web cast and conference call at 5:00 p.m. Eastern time.
The Company expects to report third quarter revenues of approximately $22.2 million, an increase of approximately 16% over the prior year; and EBITDA (earnings before interest, taxes, depreciation and amortization) of approximately $2.5 million.
Chief Executive Officer, Andy Harris, and Chief Financial Officer, Barry Hollingsworth will discuss the Company’s earnings and operations. Investors and other interested parties may listen to the live web cast by visiting the investor relations section of the Stratos International website at http://www.stratosinternational.com . An audio replay of the call will be accessible to the public two hours after the call’s completion by calling (888) 203-1112 or (719) 457-0820 and then following the prompts to enter conference ID 9280104. The replay will be available for two days following the call.
A web cast replay will also be available on the Company’s website.
ABOUT STRATOS INTERNATIONAL
Stratos International, Inc. is a leading designer, developer and manufacturer of RF and microwave, as well as optical subsystems, components and interconnect products used in telecom, enterprise, military and video markets.
Stratos has a rich history of optical and mechanical packaging expertise and has been a pioneer in developing several optical devices using innovative form-factors for telecom, datacom and harsh environment applications. This expertise, coupled with several strategic acquisitions, has allowed Stratos to amass a broad range of products and build a strong IP portfolio of more than 150 US patents issued and pending. Stratos currently serves more than 1,300 active customers, primarily in the telecom/datacom, military/aerospace and video markets.